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PROSPECTUS SUPPLEMENT                                                                    FILED PURSUANT TO RULES
TO PROSPECTUS DATED DECEMBER 11, 2000                                                    424(B)(3) AND 424(C)
                                                                                         REGISTRATION NO. 333-51662



                                                                                                            ANNEX A
                                                   SELLING STOCKHOLDERS

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                                   Number of Shares    Number of Shares                           Percentage of
                                    Owned Prior to       Available for     Number of Shares        Common Stock
                                   Sales Under This    Sales Under This    Owned After Sales    Owned After Sales
Name and Position with Company      Prospectus (1)      Prospectus (2)            (3)                (3) (4)
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
Fredric P. Sapirstein,
  Chairman, President and
  Chief Executive Officer              442,400           1,375,000             342,400                 4.3%

Max H. Levine,
  Executive Vice President and
  Director                             961,900              50,000             961,900                12.2%

Kathryn L. Hoenig,
  Vice President, General
  Counsel, Secretary and               115,000             112,500             110,000                 1.4%
  Director

Robert L. Cooney,
  Director                               6,000              20,000               6,000                  *

Martin F.C. Emmett,
  Director                              59,000              22,000              55,000                 0.7%

Robert Spiegel,
  Director                             351,718              22,000             347,718                 4.4%

Robin Green,
  Managing Director of Hoenig           66,150             100,000              66,150                 0.8%
  (Far East) Limited
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*        Less than one-half of one percent.

(1) Refers to shares of common stock owned directly by the selling stockholders, including shares acquired under the plans. It does not include indirect stock ownership or shares subject to unexercised options awarded under the plans.

(2) Number of shares includes shares of common stock acquired upon exercise of, or currently subject to, awards granted under the plans.

(3) Based upon the number to be owned if all of the shares of common stock available for sale under this prospectus were resold.

(4) Percentage is based upon 7,904,091 shares of our common stock outstanding as of January 30, 2001.






           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 31, 2001.